EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-66771, No. 333-66767 and No. 333-66769) pertaining to the
Tropical Sportswear Int'l Corporation Employee Stock Option Plan; pertaining to the Tropical Sportswear Int'l Corporation Non-Employee Director Stock Option Plan; and pertaining to the Apparel International Group, Inc. 1996 Stock Option Plan, of our report dated November 16, 1998, with respect to the consolidated financial statements and schedule of Tropical Sportswear Int'l Corporation included in the Annual Report (Form 10-K) for the year ended October 3, 1998.



/s/ Ernst & Young LLP


Tampa, Florida
January 4, 1999